Exhibit (a)(1)(D)

NOTICE OF WITHDRAWAL

OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE

PURSUANT TO THE OFFER TO EXCHANGE DATED AUGUST 16, 2006

If you previously elected to exchange eligible options for restricted stock rights by submitting an Election Form and you would like to withdraw your election to exchange one or more of your eligible option grants, you must notify us of your withdrawal before 9:00 p.m., U.S. Pacific Time, on the expiration date, which is currently September 15, 2006.

If you wish to notify us of your withdrawal, you must complete, sign, date and return this Notice of Withdrawal so that EA’s Stock Administration Department receives it before the expiration date deadline. You must send this entire Notice of Withdrawal via electronic delivery, facsimile, regular mail, overnight courier or hand delivery using the following contact information:

Via Electronic Delivery:

Scan the completed and signed Election Form and email it to StockAdministration@EA.com.

Via Facsimile:

Electronic Arts Inc., Attn: Stock Administration, +1 (650) 628-1376.

Via Regular Mail, Overnight Courier or Hand Delivery:

Electronic Arts Inc., Attn: Stock Administration, 209 Redwood Shores Parkway, Redwood City, CA 94065, USA.

Your withdrawal will be effective as the date EA’s Stock Administration Department receives this Notice of Withdrawal by any of the methods described above. While not a condition to your withdrawal, if you submitted your Notice of Withdrawal by way of electronic delivery or facsimile, EA’s Stock Administration Department also asks that you make a copy for your own files and then please submit the original Notice of Withdrawal to your local Human Resources Generalist. Submitting your withdrawal to your local Human Resources Generalist does not constitute a valid withdrawal. It is your responsibility to ensure that your withdrawal is received by EA’s Stock Administration Department by the deadline.

EA’s Stock Administration Department must receive your election to withdraw before 9:00 p.m., U.S. Pacific Time, on September 15, 2006, unless the offer is extended, in which case this Notice of Withdrawal must be received before the extended expiration of the offer.

You may confirm that your documents have been received by calling Stock Administration at +1 (650) 628-2600 (extension 82600) or by sending an email to StockAdministration@EA.com. EA’s Stock Administration Department intends to electronically confirm receipt of your Notice of Withdrawal within three business days of its arrival. If you do not receive confirmation of our receipt, it is your responsibility to ensure that EA’s Stock Administration Department properly received your Notice of Withdrawal.

If you have questions regarding the withdrawal of your election, please telephone Stock Administration at +1 (650) 628-2600 (extension 82600) or send an email to StockAdministration@EA.com.

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From: [Employee Name]

ID: [Employee ID]

To: Electronic Arts Inc.

I previously received the Offer to Exchange dated August 16, 2006, an Election Form, the form of Restricted Stock Agreement if I am an employee subject to income taxation in Canada or the United States or the form of Restricted Stock Unit Agreement if I am an employee who is not subject to income taxation in Canada or the United States (the applicable form being referred to herein as the “Agreement”) and the 2000 Equity Incentive Plan (the “2000 Plan”). Except where it is necessary to differentiate between two types of awards, we refer to both shares of restricted stock and restricted stock units collectively as “restricted stock rights.”

I signed and returned the Election Form, thereby electing to exchange one or more of my eligible option grants for restricted stock rights of Electronic Arts. I now wish to withdraw one or more of my tendered options from the offer. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Part III, Section 5 of the Offer to Exchange and the instructions above, I will be withdrawing my election with respect to all eligible options listed in Annex A I have indicated by checking “Withdraw” and writing my initials. I understand that, alternatively, I may reject the offer with respect to all my eligible options by checking the appropriate box in Annex A.

By withdrawing my election, I understand that I will not receive any restricted stock rights for, and will continue to hold, the options withdrawn from the offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Electronic Arts and me.

I understand that if I wish to change this withdrawal of my tendered options and once again accept the offer for any options that I have withdrawn, I must submit a new Election Form prior to the expiration of the offer.

ANNEX A

NOTICE OF WITHDRAWAL

OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE

PURSUANT TO THE OFFER TO EXCHANGE DATED AUGUST 16, 2006

Employee Name: [Employee Name]

Employee ID: [Employee ID]

IMPORTANT: If you wish to withdraw all of the options you previously elected to exchange, please check the first box below. If you wish to specify the individual option grants that you are withdrawing from the exchange program, please check the second box below and, for each of the options listed below that you wish to withdraw, please mark “Withdraw.” Please write your initials next to each “Withdraw” entry.

☐	I want to withdraw all of the options I previously elected to exchange in the option exchange program. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions.

☐	I want to withdraw from participation in the option exchange program only those options that I have indicated below. I understand that, with respect to the options I am withdrawing, any previous elections I made will be considered void, and I will retain my current stock options with their current terms and conditions. I understand that those options I have not indicated for withdrawal below will continue to participate in the option exchange program.

Grant Number	Outstanding Stock Options	Exchange Ratio	Number of Restricted Stock Rights	Withdraw	Initials

I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Election Form.

Employee Signature	Date and Time

Employee Name Printed	Electronic Arts Office in Which Employed

Daytime Telephone Number	E-mail Address